EXHIBIT 10.13
McKESSON CORPORATION
SEVERANCE POLICY FOR EXECUTIVE EMPLOYEES
(Amended and Restated as of January 1, 2005)

TABLE OF CONTENTS

1.	ADOPTION AND PURPOSE OF POLICY	3

2.	SEVERANCE BENEFITS	3

3.	FORM OF BENEFIT	4

4.	EFFECT OF DEATH OF EMPLOYEE	4

5.	STOCKHOLDER APPROVAL	4

6.	AMENDMENT AND TERMINATION	4

7.	ADMINISTRATION AND FIDUCIARIES	5

8.	CLAIMS AND APPEAL PROCEDURES	5

9.	ARBITRATION EXCLUSIVE REMEDY	7

10.	GENERAL PROVISIONS	7

11.	DEFINITIONS	8

12.	EXECUTION	11

McKESSON CORPORATION
SEVERANCE POLICY FOR EXECUTIVE EMPLOYEES
(Amended and Restated as of January 1, 2005)
1.     ADOPTION AND PURPOSE OF POLICY.
The McKesson Corporation Severance Policy for Executive Employees (the “Policy”) was adopted effective September 29, 1993 by McKesson Corporation, a Delaware corporation (the “Company”), to provide a program of severance payments to certain employees of the Company and its designated subsidiaries. The Policy is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2510.3-1 of the regulations issued there under. The plan administrator of the Policy for purposes of ERISA is the Company. The Policy was last amended and restated to read as set forth herein effective as of January 1, 2005.
2.     SEVERANCE BENEFITS.
     (a) Basic Severance Benefits. In the event that the Company terminates the employment of a Participant under circumstances that (i) constitute a Separation from Service for any reason other than Cause and (ii) do not make the Participant eligible for benefits under the Company’s Change in Control Termination Policy, that Participant shall be entitled to a severance payment equal to the lesser of (A) 12 months’ Earnings plus one additional month for each Year of Service or (B) 24 months’ Earnings. In no event shall the number of months’ Earnings a Participant is entitled to receive hereunder exceed the number of months remaining between the Participant’s termination date and the date he or she will attain age 62 (rounded to the next higher whole month).
     (b) Mitigation of Damages. The amount of a Participant’s benefits calculated under (a) above shall be reduced by the amount of compensation, if any, the Participant receives from any subsequent employer(s) for work performed during a period of time following his or her Separation from Service equal to the number of months of Earnings the Participant is entitled to receive.
     (c) Effect on Other Plans. Except as provided in Section 3(d) below, nothing in this Policy shall alter or impair any rights a Participant may have upon Separation from Service under any other plan or program of the Company.
     (d) No Duplication of Benefits. In no event shall a Participant be entitled to any benefits under this Policy if his or her employment with the Company terminates under circumstances that entitle the Participant to receive severance benefits following a change of control of the Company pursuant to the Company’s Change in Control Policy or the terms of any employment or individual severance agreement.

3.      FORM OF BENEFIT.
The benefit described in Section 2(a) shall be paid in biweekly installments over a period commencing on the date of the Participant’s Separation from Service not to exceed the number of months determined under said Section; provided, however, that if the Participant is a Key Employee on the date of his or her Separation from Service, the first payment shall be made as soon as practicable following the first day of the eighth month following the Participant’s Separation from Service, but not later than the last day of the month. Any payment that otherwise would have been made during such eight-month period if the Participant were not a Key Employee will be made in one lump sum payment not later than the last day of the second month following the month that is six months from the date of the Participant’s Separation from Service, and such payment shall include an additional amount representing interest credited at the rate being credited to accounts under the Company’s Deferred Compensation Administration Plan III during the relevant six-month period. The determination of which Participants are Key Employees will be made by the Company in its sole discretion in accordance with this Section 3 and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.
4.      EFFECT OF DEATH OF EMPLOYEE.
Should a Participant die after Separation from Service and after becoming eligible to receive the benefits provided in Section 2(a) but prior to the payment of the entire benefit due hereunder, the balance of the benefit payable under the Policy shall be paid in a lump sum to the Participant’s surviving spouse, or, if none, to his or her surviving children or, if none, to his or her estate, as soon as reasonably practicable after the date of death.
5.      STOCKHOLDER APPROVAL.
The Company shall seek approval or ratification of its stockholders at the Company’s next annual or special meeting of stockholders for any arrangement whereby the present value of any Severance Payments for any Participant exceeds 2.99 times such Participant’s Base Salary and Bonus. This provision will apply to any arrangement or agreement with a Participant entered into after July 30, 2003, including extensions, renewals or modifications (other than modifications based upon subsequent changes in tax law or other legal requirements) after such date of arrangements or agreements entered into prior to such date that increase the Severance Payments (other than increases due to an increase in Base Salary and Bonus) payable to a Participant under such arrangement or agreement.
6.       AMENDMENT AND TERMINATION.
The Company reserves the right to terminate the Policy at any time by action of its Board of Directors and to amend the Policy by action of the Compensation Committee of its Board of Directors; provided, however, that no such action shall have the effect of decreasing the benefit of a Participant whose Separation from Service occurred prior to the date of the Board of Directors’ or Compensation Committee’s action.

7.      ADMINISTRATION AND FIDUCIARIES.
     (a) Plan Sponsor and Administrator. The Company is the “plan sponsor” and the “administrator” of the Policy, within the meaning of ERISA.
     (b) Administrative Responsibilities. The Company shall be the named fiduciary with the power and sole discretion to determine who is eligible for benefits under the Policy, to determine the value of benefits paid in any form other than cash or the present value of any cash or other benefits paid over time, to interpret the Policy and to prescribe such forms, make such rules, regulations and computations and prescribe such guidelines as it may determine are necessary or appropriate for the operation and administration of the Policy and to change the terms of or rescind such rules, regulations or guidelines. Such determinations of eligibility, rules, regulations, interpretations, computations and guidelines shall be conclusive and binding upon all persons. In administering the Policy, the Company shall at all times discharge its duties with respect to the Policy in accordance with the standards set forth in section 404(a)(1) of ERISA.
     (c) Allocation and Delegation of Responsibilities. The Compensation Committee may allocate any of the Company’s responsibilities for the operation and administration of the Policy among the Company’s officers, employees and agents. It may also delegate any of the Company’s responsibilities under the Policy by designating, in writing, another person to carry out such responsibilities.
     (d) No Individual Liability. It is declared to be the express purpose and intent of the Company that no individual liability shall attach to or be incurred by any member of the Board of Directors of the Company, or by any officer, employee representative or agent of the Company, under, or by reason of the operation of, the Policy.
8.       CLAIMS AND APPEAL PROCEDURES
     (a) Informal Resolution of Questions. Any Participant who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Human Resources Department of the Company. If this discussion does not give the Participant satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section 8.
     (b) Formal Benefits Claim – Review by Executive Vice President, Human Resources. A Participant may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, Human Resources or his or her delegate (“Executive Vice President”) shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Executive Vice President shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.
     (c) Notice of Denied Request. If the Executive Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section 8(b). The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
     (d) Appeal to Executive Vice President.
          (i) A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Executive Vice President within 60 days of receipt of the notification of denial. The appeal must be addressed to: Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.
          (ii) The Executive Vice President’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Executive Vice President shall not be restricted in his or her review to those provisions of the Plan cited in the original denial of the claim.
          (iii) The Executive Vice President shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the appeal.
          (iv) If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.
          (v) The decision of the Executive Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.
     (e) Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 8(b), has been notified that the claim is denied in accordance with Section 8(c), has filed a written request for a review of the claim in accordance with Section 8(d), and has been notified in writing that the Executive Vice President has affirmed the denial of the claim in accordance with Section 8(d).
9.     ARBITRATION EXCLUSIVE REMEDY.
     Any dispute, controversy or claim arising under the Policy, shall be settled exclusively by final and binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA Rules”). A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties or, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall apply the same substantive law, with the same statures of limitations and remedies, that would apply if the claims were brought in court. The arbitrator also shall prepare a written decision containing the essential findings and conclusions upon which the decision containing the essential findings and conclusions upon which the decision is based. Either party may bring an action in court to compel arbitration under this Agreement or to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit in any way related to any claim subject to this agreement to arbitrate. Any arbitration held pursuant to this paragraph shall take place in San Francisco, California. Each party shall pay its own costs and attorneys’ fees, unless a party prevails on a statutory claim and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law. The Company agrees to pay the costs and fees of the arbitrator. THE PARTICIPANTS UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT.
10.     GENERAL PROVISIONS.
     (a) Basis of Payments to and from Policy. All benefits under the Policy shall be paid by the Company. The Policy shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company. Nothing contained in the Policy shall be deemed to create a trust of any kind for the benefit of any employee, or create any fiduciary relationship between the Company and any employee with respect to any assets of the Company. The Company is under no obligation to fund the benefits provided herein prior to payment, although it may do so if it chooses. Any assets which the Company chooses to use for advance funding shall not cause the Policy to be a funded plan within the meaning of ERISA.
     (b) No Employment Rights. Nothing in the Policy shall be deemed to give any individual the right to remain in the employ of the Company or a subsidiary or to limit in any way the right of the Company or a subsidiary to discharge, demote, reclassify, transfer, relocate an individual or terminate an individual’s employment at any time and for any reason, which right is hereby reserved.
     (c) Non-alienation of Benefits. No benefit payable under the Policy shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do shall be void.
     (d) Legal Construction. The Policy shall be governed and interpreted in accordance with ERISA.
     (e) Section 409A. Notwithstanding any other provision of this Policy, the Company shall administer and construe this Policy in accordance with Section 409A of the Code, the regulations promulgated thereunder, and any other published interpretive authority, as issued or amended from time to time. The Company shall have the authority to delay the payment of any amounts under this Policy to the extent it deems necessary or appropriate to comply with Section 409A of the Code.
11.     DEFINITIONS.
Whenever used and capitalized in the text of the Policy, the following terms shall have the meaning set forth below:
     (a) “Base Salary and Bonus” means the Participant’s annual base salary as in effect immediately prior to the date of such Participant’s termination and the target bonus for such Participant for the fiscal year in which such Participant’s Separation from Service occurs, in each case inclusive of any amounts deferred by the intended recipient.
     (b) “Cause” means negligent or willful engagement in misconduct which, in the sole determination of the Chief Executive Officer, is injurious to the Company, its employees or its customers. No act, or failure to act, on the part of the Participant shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.
     (c) “Change in Control” shall mean the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A(a)(2)(A)(v) of the Code, the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.
     (d) “Code” means the Internal Revenue Code of 1986, as amended.
     (e) “Earnings” means a Participant’s monthly base salary.

     (f) “Identification Date” means each December 31.
     (g) “Key Employee” means a Participant who, on an Identification Date, is:
          (i) An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Key Employees as of any Identification Date;
          (ii) A five percent owner of the Company; or
          (iii) A one percent owner of the Company having annual compensation from the Corporation of more than $150,000.
If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.
     (h) “Participant” means (i) an individual who is designated to be eligible to participate in the Policy by the Compensation Committee of the Board of Directors of the Company and (ii) whose employment is terminated under circumstances that render him or her eligible for the benefits described in Section 2 of the Policy.
     (i) “Severance Payments” means (i) lump-sum cash payments (including payments in lieu of medical and other benefits), (ii) the estimated present value of periodic cash payments under previously established bonus, retirement, deferred compensation, or other Company benefit plans, (iii) fringe benefits other than those provided under Company programs or arrangements applicable to one or more groups of employees in addition to Participants, and (iv) consulting fees (including reimbursable expenses) other than reasonable fees and expenses for bona fide services provided to the Company after termination, paid or payable by the Company to a Participant pursuant to this Policy or otherwise upon a termination by the Company of employment of such Participant at any time other than within two years following a Change in Control, excluding Vested, Accrued or Appropriate Benefits.

     (j) “Separate from Service” or “Separation from Service” means termination of employment with the Company, other than by reason of Disability or death. A Participant shall not be deemed to have Separated from Service if the Participant continues to provide services to the Company in a capacity other than as an employee and if the former employee is providing services at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) and the annual remuneration for such services is fifty percent or more of the annual remuneration earned during the final three full calendar years of employment (of if less, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if a Participant’s service with the Company is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) or the annual remuneration for such services is less than twenty percent of the annual remuneration earned during the three full calendar years of employment with the Company (or if less, such lesser period).
     (k) “Vested, Accrued or Appropriate Benefits” means any benefits paid or payable by the Company to a Participant upon a termination by the Company of employment of such Participant at any time other than within two years following a Change in Control that are (i) earned, accrued, deferred or otherwise received for employment services rendered through the date of Separation from Service pursuant to bonus, retirement, deferred compensation, or other Company benefit plans, (ii) approved under the terms of bonus, retirement, deferred compensation, or other Company benefit plans existing at the time of such termination at the reasonable discretion of the Compensation Committee taking into consideration the age, length of service and other circumstances of such termination, (iii) payments or benefits required to be provided by law, and (iv) benefits and perquisites provided by the Company under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to Participants. For the avoidance of doubt, Vested, Accrued or Appropriate Benefits shall not include benefits payable pursuant to this Policy.
     (l) “Year of Service” means a period of 365 aggregate days of employment (including holidays, weekends and other non-working days), computed beginning on the Participant’s employment commencement date. However, if the Participant has not completed a Year of Service on the first anniversary of his employment commencement date, he or she shall complete a Year of Service on the date of completion of 365 aggregate days of Service. If a Participant has at any time completed at least one Year of Service, he or she shall always be given credit for completed Years of Service. However, a Participant who has five or more consecutive Breaks in Service shall be given such credit only upon providing reasonable evidence to the Company of his or her previous completion of such service.

12.      EXECUTION
This Amended and Restated Severance Policy for Executive Employees was adopted on October 27, 2006, to be effective as of January 1, 2005.
McKESSON CORPORATION

By:
Paul E. Kirincic
Executive Vice President, Human Resources